Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EQUALLOGIC, INC.

* * * * *

        EqualLogic, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1.     The name of the Corporation is EqualLogic, Inc. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on May 22, 2001.

        2.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Third Amended and Restated Certificate of Incorporation.

        3.     The terms and provisions of this Fourth Amended and Restated Certificate of Incorporation have been duly approved by the written consent of the required number of shares of outstanding stock of the Corporation pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        4.     The text of the Fourth Amended and Restated Certificate of Incorporation reads in its entirety as follows:

        FIRST.    The name of the corporation is EqualLogic, Inc. (the "Corporation").

        SECOND.    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 302,099,610 consisting of 185,000,000 shares of Common Stock, par value of $0.01 per share (the "Common Stock"), and 117,099,610 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

        A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, option or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

        A.    COMMON STOCK.

        1.    Relative Rights of Preferred Stock.    All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

        2.    Voting Rights.    Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him, her or it of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as may otherwise be provided in this Certificate of Incorporation or by law, the Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each such share being entitled to such number of votes per shares as is provided in this Article FOURTH.

        3.    Dividends.    Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

        4.    Dissolution, Liquidation or Winding Up.    In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, subject to any preferential rights of any then outstanding Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

        B.    SERIES A CONVERTIBLE PREFERRED STOCK, SERIES A-1 CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK, SERIES B-1 CONVERTIBLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK.

        1.    Number of Shares.    Ten Million Fifty-Five Thousand Five Hundred Fifty-Six (10,055,556) shares of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock". Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Four (3,333,334) shares of Preferred Stock shall be designated and known as "Series A-1 Convertible Preferred Stock." Fifty Million and One (50,000,001) shares of Preferred Stock shall be designated and known as "Series B Convertible Preferred Stock." Sixteen Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine (16,999,999) shares of Preferred Stock shall be designated and known as "Series B-1 Convertible Preferred Stock". Thirty-Six Million Seven Hundred Ten Thousand Seven Hundred Twenty (36,710,720) shares of Preferred Stock shall be designated and known as "Series C Convertible Preferred Stock". The Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are collectively referred to as the "Class A Preferred Stock" and the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock are collectively referred to as the "Class B Preferred Stock". The Class A Preferred Stock, the Class B Preferred Stock and the Series C Convertible Preferred Stock are collectively referred to as the "Convertible Preferred Stock."

        2.    Voting.    Except as may be otherwise provided in this Certificate of Incorporation or by law, the Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each such share of Convertible Preferred Stock is then convertible.

        3.    Dividends.

          (a)   The holders of Series C Convertible Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock shall be entitled to receive, on a pari passu basis with each other, out of funds legally available therefor, (i) a dividend on each share of Series B Convertible Preferred Stock held of record by them which shall accrue from the date of issuance at an annual rate of 8% compounded annually (the "Series B Accruing Dividends"), (ii) a dividend on each share of Series B-1 Convertible Preferred Stock held of record by them which shall accrue from the date of issuance at an annual rate of 8% compounded annually (the "Series B-1 Accruing Dividends"), and (iii) a dividend on each share of Series C Convertible Preferred Stock held of record by them which shall accrue from the date of issuance at an annual rate of 8% compounded annually (the "Series C Accruing Dividends", and together with the Series B Accruing Dividends and the Series B-1 Accruing Dividends, the "Preferred Accruing Dividends"). The Preferred Accruing Dividends shall be cumulative and shall accrue, whether or not declared, (i) with respect to the original purchase price per share of Class B Preferred Stock of $0.30 and (ii) with respect to the original purchase price per share of Series C Convertible Preferred Stock of $0.5448 (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus all unpaid annual accrual amounts. The Preferred Accruing Dividends shall be paid before any dividends are declared or paid on shares of Common Stock or any other series of Convertible Preferred Stock. Other than as set forth in Section 3(b) below, the holders of the Class A Preferred Stock shall not be entitled to receive any dividends.

          (b)   The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Convertible Preferred Stock as being equal to the number of shares of Common Stock into which each share of Convertible Preferred Stock is then convertible).

        4.    Liquidation.

          (a)   Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Convertible Preferred Stock and Class B Preferred Stock shall be entitled to be paid, on a pari passu basis with each other, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Class A Preferred Stock or Common Stock or any other stock ranking on liquidation junior to the Series C Convertible Preferred Stock and Class B Preferred Stock, an amount equal to (i) $0.30 per share with respect to the Class B Preferred Stock and (ii) $0.5448 per share with respect to the Series C Convertible Preferred Stock (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus, in the case of each share, all unpaid Preferred Accruing Dividends and any and all other declared but unpaid dividends thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payment", with respect to one share of Series B-1 Convertible Preferred Stock being sometimes referred to as the "Series B-1 Liquidation Preference Payment" and with respect to one share of Series C Convertible Preferred Stock being sometimes referred to as the "Series C Liquidation Preference Payment." The Series B Liquidation Preference Payments and the Series B-1 Liquidation Preference Payments are collectively referred to herein as the "Class B Liquidation Preference Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class B Preferred Stock and Series C Convertible Preferred Stock pursuant to this Section 4(a) shall be insufficient to permit payment to the holders of Class B Preferred Stock and Series C Convertible Preferred Stock of the amount distributable as aforesaid, then the holders of Class B Preferred Stock and Series C Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b)   Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the Class B Liquidation Preference Payments and the Series C Liquidation Preference Payment set forth in Section 4(a) above, the holders of the shares of Class A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Common

  Stock or any other stock ranking on liquidation junior to the Class A Preferred Stock, an amount equal to the greater of (i) $0.90 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus, in the case of each share, an amount equal to any declared but unpaid dividends, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to Section 6 hereof immediately prior to such liquidation, dissolution or winding up (the greater of the amounts set forth in (i) or (ii) above, with respect to one share of Class A Preferred Stock, the "Class A Liquidation Preference Payment" and with respect to all shares of Class A Preferred Stock, the "Class A Liquidation Preference Payments"), and the holders of Class A Preferred Stock shall not be entitled to any further payment. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class A Preferred Stock pursuant to this Section 4(b) shall be insufficient to permit payment to the holders of Class A Preferred Stock of the amount distributable as aforesaid, then the holders of Class A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (c)   Upon any liquidation, dissolution or winding up of the Corporation, after payment in full of the Class B Liquidation Preference Payments and the Series C Liquidation Preference Payments set forth in Section 4(a) and the Class A Liquidation Preference Payments set forth in Section 4(b), the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Series C Convertible Preferred Stock, Class B Preferred Stock and Common Stock (the "Participation Distribution"), pro rata based on the number of shares of Common Stock held by each, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that the holders of Series B-1 Convertible Preferred shall not be entitled to receive any portion of the Participation Distribution until such time as the amount paid as part of the Participation Distribution with respect to one share of Series B Convertible Preferred Stock equals the aggregate amount received by a holder of Series B-1 Convertible Preferred Stock with respect to one share of Series B-l Convertible Preferred Stock on account of the Series B-1 Accruing Dividend (subject to appropriate adjustment in the event of stock dividends, stock splits, combination or other similar recapitalization affecting such shares). Notwithstanding the foregoing, if the aggregate amount which the holders of Series B-1 Convertible Preferred Stock are entitled to receive under Subsections 4(a) and 4(c) shall exceed $.60 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B-1 Convertible Preferred Stock) (the "Maximum Series B-1 Participation Amount"), each holder of Series B-1 Convertible Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Maximum Series B-1 Participation Amount or (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B-1 Convertible Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. Notwithstanding the foregoing, if the aggregate amount which the holders of Series C Convertible Preferred Stock are entitled to receive under Subsections 4(a) and 4(c) shall exceed $1.0896 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series C Convertible Preferred Stock (the "Maximum Series C Participation Amount"), each holder of Series C Convertible Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Maximum Class C Participation Amount or

  (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series C Convertible Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series B Convertible Preferred Stock is entitled to receive under Section 4(a) and 4(c) is hereinafter referred to as the "Series B Liquidation Amount", the aggregate amount which a holder of a share of Series B-1 Convertible Preferred Stock is entitled to receive under Section 4(a) and 4(c) is hereinafter referred to as the "Series B-1 Liquidation Amount" and the aggregate amount which a holder of a share of Series C Convertible Preferred Stock is entitled to receive under Section 4(a) and 4(c) is hereinafter referred to as the "Series C Liquidation Amount".

          (d)   Written notice of such liquidation, dissolution or winding up, stating an expected payment date, the amount of the payments to be paid to each holder of stock of the Corporation and the place where such payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days, where practicable, prior to the payment date stated therein, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Unless the holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock and Class B Preferred Stock, voting together as a single class, elect otherwise, (A) the consolidation or merger of the Corporation where the equity securities of the Corporation outstanding immediately prior to such transaction are converted into or exchanged for or otherwise represent securities of the resulting or surviving entity that have less than a majority of the voting or economic interest in such entity, or (B) a sale, lease, exclusive license, abandonment, transfer or other disposition (other than a pledge or grant of a security interest to a bona fide lender) by the Corporation of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4 and shall entitle the holders of Convertible Preferred Stock to receive at the closing of any such transaction the amount that would be received in a liquidation, dissolution or winding up pursuant to Section 4 hereof. The provisions of this Section 4 shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation.

        5.    Restrictions.    At any time at least 20% of the shares of Series C Convertible Preferred Stock and Class B Preferred Stock originally issued remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock and Class B Preferred Stock (provided, that no action specified in clause (e) or clause (f) shall be effective (i) if such action adversely affects the interests of a holder of Class B Preferred Stock, with respect to such holder's Class B Preferred Stock, in a manner that is different than other holders of Class B Preferred Stock without the consent of such adversely affected holder or (ii) if such action adversely affects the interests of a holder of Series C Convertible Preferred Stock, with respect to such holder's Series C Convertible Preferred Stock in a manner that is different than other holders of Series C Convertible Preferred Stock without the consent of such adversely affected holder), voting together as a single class, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not (including without limitation by way of merger or consolidation):

          (a)   Authorize or issue, or obligate itself to authorize or issue, any other equity security, including any other security convertible into or exercisable for any equity security, senior to or on a parity with the Series C Convertible Preferred Stock or Class B Preferred Stock as to liquidation preference, conversion rights, voting rights, dividend rights or otherwise;

          (b)   Consent to any liquidation, voluntary reorganization (in bankruptcy or otherwise), recapitalization, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets, or enter into any transaction or series of transactions in which more than 50% of the voting power of the Corporation is transferred or an exclusive license to a significant portion of its technology is granted;

          (c)   Acquire an equity interest in any other business;

          (d)   Increase or decrease the number of authorized shares of Common Stock or any series of Convertible Preferred Stock;

          (e)   Make any adverse change to the rights, preferences or privileges of the Class B Preferred Stock or Series C Convertible Preferred Stock;

          (f)    Alter, amend or waive any provision of this Certificate of Incorporation or By-laws;

          (g)   Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Series C Convertible Preferred Stock or the Class B Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the repurchase of shares of Common Stock from former employees or consultants of the Corporation at the lesser of original purchase price or fair value of such shares;

          (h)   Redeem or otherwise acquire any shares of Convertible Preferred Stock except as expressly authorized in Section 7 hereof or pursuant to the Corporation's obligation to repurchase shares of capital stock held by Toronto Dominion Capital (U.S.A.) Inc. pursuant to a certain Third Amended and Restated Investor Rights Agreement among the Corporation and certain parties named therein (as amended from time to time, the "Investor Rights Agreement");

          (i)    Change the principal business of the Corporation, enter into new lines of business, or exit the Corporation's current line of business; or

          (j)    Increase or decrease the number of directors constituting the Board of Directors to a number other than seven.

        6.    Conversion Rights.    The holders of the Convertible Preferred Stock shall have the following rights with respect to the conversion of the Convertible Preferred Stock into shares of Common Stock:

          (a)    General.    Subject to and in compliance with the provisions of this Section 6, any share of Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of a particular series of Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate for that series of Convertible Preferred Stock (determined as provided in Section 6(b)) by the number of shares of such series of Convertible Preferred Stock being converted.

          (b)    Applicable Conversion Rate.    The conversion rate in effect at any time with respect to a series of Convertible Preferred Stock shall be the "Applicable Conversion Rate" for such series. The Applicable Conversion Rate for the Series A Convertible Preferred Stock shall be the quotient obtained by dividing $0.90 by the Series A Conversion Value, calculated as provided in Section 6(c). The Applicable Conversion Rate for the Series A-1 Convertible Preferred Stock shall be the quotient obtained by dividing $0.90 by the Series A-1 Conversion Value, calculated as provided in Section 6(c). The Applicable Conversion Rate for the Series B Convertible Preferred

  Stock shall be the quotient obtained by dividing $0.30 by the Series B Conversion Value, calculated as provided in Section 6(c). The Applicable Conversion Rate for the Series B-1 Convertible Preferred Stock shall be the quotient obtained by dividing $0.30 by the Series B-1 Conversion Value, calculated as provided in Section 6(c). The Applicable Conversion Rate for the Series C Convertible Preferred Stock shall be the quotient obtained by dividing $0.5448 by the Series C Conversion Value, calculated as provided in Section 6(c). The Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value, Series B-1 Conversion Value and Series C Conversion Value are collectively referred to as "Conversion Values," and individually as a "Conversion Value."

          (c)    Applicable Conversion Value.    The Series A Conversion Value is currently $0.47241, each of the Series A-1 Conversion Value, the Series B Conversion Value and the Series B-1 Conversion Value is currently $0.30 and the Series C Conversion Value shall initially be $0.5448. Each Conversion Value shall be adjusted from time to time in accordance with this Section 6. In computing each adjusted Conversion Value for a series of Convertible Preferred Stock, the result shall be rounded to the nearest thousandth of a cent, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the applicable Conversion Value of less than $0.01, no adjustment to the then applicable Conversion Value shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

          (d)    (i) Adjustments to Conversion Values.

            (A)(1)    Adjustment of Series A Conversion Value Upon Sale of Common Stock.    If, after the date on which a share of Series C Convertible Preferred Stock is first issued (the "Series C Original Issue Date") and while there are any shares of Series A Convertible Preferred Stock outstanding, the Corporation shall issue or sell shares of its Common Stock without consideration or at a price per share less than the lower of (i) $0.30 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the Corporation's Common Stock) or (ii) the Series A Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Series A Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Series A Conversion Value by a fraction:

              (a)   the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis, assuming the conversion of all the Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights), plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series A Conversion Value in effect immediately prior to such issuance, and

              (b)   the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis assuming the conversion of all the Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights) plus (y) the number of such additional shares of Common Stock so issued.

            (A)(2)    Adjustment of Series A-1 Conversion Value Upon Sale of Common Stock.    If after the Series C Original Issue Date and while there are any shares of Series A-1 Convertible

    Preferred Stock outstanding, the Corporation shall issue or sell shares of its Common Stock without consideration or at a price per share less than the Series A-1 Conversion Value in effect immediately prior to such issuance or sale, then in each such case, such Series A-1 Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration Per Share (as determined below) received for each additional share upon such issuance.

            (A)(3)    Adjustment of Series B Conversion Value Upon Sale of Common Stock.    If after the Series C Original Issue Date and while there are any shares of Series B Convertible Preferred Stock outstanding, the Corporation shall issue or sell shares of its Common Stock without consideration or at a price per share less than the Series B Conversion Value in effect immediately prior to such issuance or sale, then in each such case, such Series B Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration Per Share received for each additional share upon such issuance.

            (A)(4)    Adjustment of Series B-1 Conversion Value Upon Sale of Common Stock.    If, after the Series C Original Issue Date and while there are any shares of Series B-1 Convertible Preferred Stock outstanding, the Corporation shall issue or sell shares of its Common Stock without consideration or at a price per share less than the Series B-1 Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Series B-1 Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Series B-1 Conversion Value by a fraction:

              (a)   the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis, assuming the conversion of all the Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights), plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series B-1 Conversion Value in effect immediately prior to such issuance, and

              (b)   the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis assuming the conversion of all the Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights) plus (y) the number of such additional shares of Common Stock so issued.

            (A)(5)    Adjustment of Series C Conversion Value Upon Sale of Common Stock.    If, after the Series C Original Issue Date and while there are any shares of Series C Convertible Preferred Stock outstanding, the Corporation shall issue or sell shares of its Common Stock without consideration or at a price per share less than the Series C Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Series C Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Series C Conversion Value by a fraction:

              (a)   the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis, assuming the conversion of all the

      Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights), plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series C Conversion Value in effect immediately prior to such issuance, and

              (b)   the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted, fully-converted basis assuming the conversion of all the Convertible Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants, subscription or purchase rights) plus (y) the number of such additional shares of Common Stock so issued.

        For the avoidance of doubt, the calculation of an adjustment to a Conversion Value in Section (d)(A)(1), Section (d)(A)(4) or Section (d)(A)(5) on any particular occasion shall not take into account shares of additional Common Stock that will, as a result of such adjustment, be issuable upon conversion of Convertible Preferred Stock as a result of the event giving rise to the Conversion Value adjustment.

            (B)    Adjustment to Conversion Values Upon Issuance of Warrants, Options, Convertible Securities and Other Rights to Common Stock.

            (1)   For the purposes of this Section 6(d)(i), the issuance after the Series C Original Issue Date of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible, exercisable or exchangeable securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than (i) in the case of the Series A Convertible Preferred Stock, the lower of (x) $0.30 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the Corporation's Common Stock) or (y) the Series A Conversion Value in effect immediately prior to such issuance and (ii) in the case of the Series A-1 Convertible Preferred Stock, the Class B Preferred Stock and Series C Convertible Preferred Stock, the applicable Conversion Value in effect immediately prior to such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscription or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of any Conversion Value shall be made under this Section 6(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any warrants, options, subscription or purchase rights therefor) as above provided.

            Should the Net Consideration Per Share of any such warrants, options, subscription or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, each applicable Conversion Value shall be adjusted to such Conversion Value as would have obtained (a) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the actual Net Consideration Per Share of such securities, and (b) had adjustments made to such

    Conversion Value since the date of issuance of such securities been made to such Conversion Value as adjusted pursuant to this paragraph. Any adjustment of a Conversion Value with respect to this paragraph which relates to warrants, options, subscription or purchase rights with respect to shares of Common Stock shall be disregarded if, as, and when all of such warrants, options, subscription or purchase rights expire or are canceled without being exercised, so that the applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the applicable Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options, subscription or purchase rights, with such additional adjustments as would have been made to that Conversion Value had the expired or canceled warrants, options, subscription or purchase rights not been issued.

            (2)   For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

      (a)
      The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscription or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscription or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

      (b)
      Except as provided in paragraph (B)(1) above, the "Net Consideration Per Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscription or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscription or other purchase rights or convertible or exchangeable securities.

            (C)    Stock Dividends.    In the event the Corporation shall, at any time or from time to time after the Series C Original Issue Date, make or issue, or shall fix a record date for the determination of holders of any stock of the Corporation other than Common Stock entitling such holders to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration, unless with respect to a series of Convertible Preferred Stock the holders of such series of Convertible Preferred Stock receive a like dividend or distribution of such securities, in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

            (D)    Consideration Other than Cash.    For purposes of this Section 6(d)(i), if part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 6(d)(i), consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

            (E)    Exceptions.    This Section 6(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 6(d)(ii)). Further, the provisions of this Section 6(d)(i) shall not apply to (1) the issuance of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, (2) the issuance of up to an aggregate of 41,517,462 shares of Common Stock (or such higher number as may be approved by the Board of Directors of the Corporation, including the affirmative vote of a majority of the Investor Directors, if any (as defined in that certain Third Amended and Restated Stockholders Agreement, dated on or about the Series C Original Issue Date, by and among the Corporation and the other parties thereto)), or options exercisable therefor (such number to be subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event occurring on or after the Series C Original Issue Date) issued or issuable under any stock plan, stock option plan or similar plan of the Corporation, (3) the issuance of any securities in connection with a bona fide acquisition by the Corporation, provided that such acquisition is approved by the Board of Directors, including the affirmative vote of a majority of the Investor Directors, if any, (4) any securities issued or issuable pursuant to strategic transactions entered into for primarily non-equity financing purposes, provided that such transaction is approved by the Board of Directors, including the affirmative vote of a majority of the Investor Directors, if any, (5) securities issued or issuable pursuant to equipment lease financings or bank credit arrangements entered into primarily for non-equity financing purposes, provided that such arrangement is approved by the Board of Directors, including the affirmative vote of a majority of the Investor Directors, if any, or (6) securities issued in connection with an initial public offering of the Corporation's securities.

          (ii)    Upon Extraordinary Common Stock Event.    Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), each Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the applicable Conversion Value. Each Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

          (e)    Dividends.    In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets (excluding cash dividends paid out of earned surplus), then and in each such event provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 6(i)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Convertible Preferred Stock.

          (f)    Capital Reorganization or Reclassification.    If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation's properties and assets to any other person), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (g)    Capital Reorganization, Merger or Sale of Assets.    If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6 or a merger, consolidation or sale, lease, exclusive license, abandonment, transfer or other disposition of all or substantially all of the Corporation's assets deemed to be a liquidation or dissolution pursuant to Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Convertible Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the applicable Conversion Values then in effect and the number of shares issuable upon conversion of the Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

          (h)    Certificate as to Adjustments Notice by Corporation.    In each case of an adjustment or readjustment of a Conversion Rate, the Corporation at its expense will furnish each holder of Convertible Preferred Stock with a certificate, prepared by the chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (i)    Exercise of Conversion Privilege.    To exercise its conversion privilege, a holder of Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Convertible Preferred Stock being converted, shall be the "Conversion Date." Promptly after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in Section 6(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (j)    Cash in Lieu of Fractional Shares.    No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Convertible Preferred Stock, the Corporation shall pay to the holder of the shares of Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Convertible Preferred Stock being converted.

          (k)    Partial Conversion.    In the event some but not all of the shares of Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Convertible Preferred Stock which were not converted.

          (l)    Automatic Conversion.

            (i)    Shares of Class A Preferred Stock shall, upon the written consent of the holders of at least two-thirds of the then outstanding shares of Class A Preferred Stock be converted automatically, at such time specified in such consent, into the number of shares of Common Stock into which such shares of Class A Preferred Stock are then convertible pursuant to this Section 6. Shares of Class B Preferred Stock shall, upon the written consent of the holders of at least a majority of the then outstanding shares of Class B Preferred Stock (including the approval of TD Capital Technology Ventures; provided, however, that the separate consent of TD Capital Technology Ventures shall not be required if all outstanding shares of Convertible Preferred Stock are to be converted into Common Stock) be converted automatically, at such time specified in such consent, into the number of shares of Common Stock into which such shares of Class B Preferred Stock are then convertible pursuant to this Section 6. Shares of Series C Convertible Preferred Stock shall, upon the written consent of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock (including the approval of TD Capital Technology Ventures; provided, however, that the separate consent of TD Capital Technology Ventures shall not be required if all outstanding shares of Convertible Preferred Stock are to be converted into Common Stock) be converted automatically, at such time specified in such consent, into the number of shares of Common Stock into which such shares of Series C Convertible Preferred Stock are then convertible pursuant to this Section 6. Immediately prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which the price per share to the public is at least $2.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Corporation's Common Stock) and the aggregate proceeds to the Corporation equal or exceed $30,000,000, all outstanding shares of Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such Convertible Preferred Stock is convertible pursuant to this Section 6. Each case of automatic conversion specified in this paragraph (i) shall occur without any further action by the holders of the shares to be converted and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock.

            (ii)   Upon the occurrence of an automatic conversion specified in the preceding paragraph (i), the holders of Convertible Preferred Stock being converted shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Convertible Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of the Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          (m)    Reservation of Common Stock.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (n)    No Reissuance of Convertible Preferred Stock.    Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          (o)    Pay to Play.

            (i)    All shares of Convertible Preferred Stock of a Non-Participating Holder (as defined below) shall automatically and without further action of such Non-Participating Holder be converted into the number of shares of Common Stock into which such shares of Convertible Preferred Stock are then convertible pursuant to this Section 6 upon the closing of a Qualified Financing. A Qualified Financing shall mean a sale by the Corporation of Offered Securities (as defined in the Investor Rights Agreement) in a financing occurring after December 31, 2004 which is designated by the Corporation's Board of Directors (which vote shall include approval by at least a majority of the Investor Directors) as a Qualified Financing. A "Non-Participating Holder" shall mean a Qualified Purchaser (as defined in the Investor Rights Agreement) who fails to purchase his or its Basic Amount (as defined in the Investor Rights Agreement) of Offered Securities in a Qualified Financing.

            (ii)   The holder of any shares of Convertible Preferred Stock converted pursuant to this Section 6(o) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Convertible Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate for such shares of Common Stock is to be issued shall be deemed to have become a stockholder of record on the date of the closing of the Qualified Financing unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

        7.    Redemption.

          (a)    Redemption of Series C Convertible Preferred Stock and Class B Preferred Stock.    Subject to the provisions of this Section 7, shares of Series C Convertible Preferred Stock and Class B Preferred Stock shall be redeemed by the Corporation at a price equal to (i) $0.5448 per share with respect to the Series C Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus all unpaid Series C Accruing Dividends and any declared but unpaid dividends thereon (the "Series C Redemption Price"), and (ii) $0.30 per share with respect to the Class B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus all unpaid Class B Accruing Dividends and any declared but unpaid dividends thereon (the "Class B Redemption Price"), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after March 14, 2008 from the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock and Class B Preferred Stock, voting together as a single class, of written notice requesting redemption of all shares of Series C Convertible Preferred Stock and Class B Preferred Stock (the date of each such installment being referred to as a "Preferred Series Redemption Date"). Notwithstanding the foregoing, no shares Series C Convertible Preferred Stock or of Class B Preferred Stock of TD Capital Technology Ventures shall be redeemed from TD Capital Technology Ventures without its consent. On each Preferred Series Redemption Date, the Corporation shall redeem that number of outstanding shares of Series C Convertible Preferred Stock and Class B Preferred Stock determined by dividing (i) the total number of shares of Series C Convertible Preferred Stock and Class B Preferred Stock that are outstanding and subject to redemption immediately prior to such Preferred Series Redemption Date by (ii) the number of remaining Preferred Series Redemption Dates (including the Preferred Series Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem the Series C Convertible Preferred Stock and Class B Preferred Stock required to be redeemed on any Preferred Series Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares of Series C Convertible Preferred Stock and Class B Preferred Stock to be redeemed out of funds legally available therefor and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

          (b)    Redemption of Class A Preferred Stock.    Shares of Class A Preferred Stock shall be redeemed by the Corporation at a price equal to $0.90 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus all declared but unpaid dividends thereon (the "Class A Redemption Price"), in three annual installments commencing 60 days after receipt by the Corporation, at any time after all shares of Series C Convertible Preferred Stock and Class B Preferred Stock have been redeemed, from the holders of at least 67% of the then outstanding shares of Class A Preferred Stock, of written notice requesting redemption of all shares of Class A Preferred Stock (the date of each such installment being referred to as a "Class A Redemption Date" and each Class A Redemption Date and Class B Redemption Date shall be individually referred to as a "Redemption Date"). On each Class A Redemption Date, the Corporation shall redeem that number of outstanding shares of Class A Preferred Stock determined by dividing

  (i) the total number of shares of Class A Preferred Stock outstanding immediately prior to such Class A Redemption Date by (ii) the number of remaining Class A Redemption Dates (including the Class A Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem the Class A Preferred Stock required to be redeemed on any Class A Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares of Class A Preferred Stock to be redeemed out of funds legally available therefor and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

          (c)    Redemption Mechanics.    At least 30 but not more than 45 days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Convertible Preferred Stock that are to be redeemed notifying such holder of the redemption and specifying the applicable Redemption Price, such Redemption Date, the number of shares of Convertible Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Convertible Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

          (d)    Redeemed or Otherwise Acquired Shares to be Retired.    Any shares of Convertible Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the applicable series or class of Convertible Preferred Stock.

          (e)    Equitable Adjustment.    Each Redemption Price set forth in this Section 7 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reclassification or other similar event involving the applicable series or class of Convertible Preferred Stock.

        8.    No Dilution or Impairment.    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of any series or class of Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment.

        9.    Notices of Record Date.    In the event of

          (a)   any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b)   any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

          (c)   any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

        10.    Waiver.    Subject to the provisions of subsection 5(h) and subsection 6(l)(i), any of the rights of the holders of Class A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Class A Preferred Stock then outstanding. Except as otherwise provided herein, any of the rights of the holders of Class B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Class B Preferred Stock then outstanding. Except as otherwise provided herein, any of the rights of the holders of Series C Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Convertible Preferred Stock then outstanding.

        FIFTH.    The Corporation is to have perpetual existence.

        SIXTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          A.    The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

          B.    Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          C.    The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

        SEVENTH.    Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the

Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        EIGHTH.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

        As a condition precedent to an Indemnitee's right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

        In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made under this Article if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

        The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

        All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

        The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Certificate has been signed this 18th day of June, 2004.

EQUALLOGIC, INC.
By:	/S/ Paul Bernard
Paul Bernard Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:44 AM 12/04/2006
Filed 11:15 AM 12/04/2006
S[illegible]61101813 - 3394258 FilE

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EQUALLOGIC, INC.

EqualLogic, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.                          The name of the Corporation is EqualLogic, Inc. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on May 22, 2001.

2.                          This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation was duly adopted at a meeting of the board of directors and by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.                          The Fourth Amended and Restated Certificate of Incorporation is hereby amended by deleting the first sentence of Article FOURTH thereof in its entirety and by substituting in lieu of said first sentence of Article FOURTH the following new first sentence of Article FOURTH:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 317,099,610 consisting of 200,000,000 shares of Common Stock, par value of $0.01 per share (the “Common Stock”), and 117,099,610 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 1st day of December, 2006.

EQUALLOGIC, INC.

By:	/s/ Don Bulens
Don Bulens
President